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                    SCHEDULE 14A INFORMATION
                         (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
             EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement
[  ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[X ]  Soliciting Material Pursuant to Rule 14a-12
[ ] Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                 HARBOR FEDERAL BANCORP, INC.
---------------------------------------------------------------
    (Name of Registrant as Specified in its Charter)


----------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement
                    if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No Fee Required.
[ ]   Fee computed on table below per Exchange Act
      Rules 14a-6(i)(1) and 0-11.

     1.     Title of each class of securities to which
transaction applies:
________________________________________________________________

     2.     Aggregate number of securities to which transaction
applies:
________________________________________________________________

     3.     Per unit price or other underlying value of
transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________

     4.     Proposed maximum aggregate value of transaction:
________________________________________________________________

     5.     Total fee paid:
________________________________________________________________

[  ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.     Amount Previously Paid:
            ____________________________________________

     2.     Form, Schedule or Registration Statement No.:
            ____________________________________________

     3.     Filing Party:
            ____________________________________________

     4.     Date Filed:
            ____________________________________________
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PROVIDENT BANKSHARES CORPORATION ANNOUNCES ACQUISITION
------------------------------------------------------
OF HARBOR FEDERAL BANCORP, INC.
------------------------------

For Release:        Thursday May 4, 2000
PROVIDENT BANKSHARES
Media Contact:      Vicki Cox           410-277-2063
Investor Contact:   Ellen Grossman      410-277-2889
HARBOR FEDERAL
Contact:            Robert N. Williams  410-296-1010



     BALTIMORE(May 3, 2000)-Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, the second largest independent commercial bank headquartered in Maryland, and Harbor Federal Bancorp, Inc.(NASDAQ:HRBF), the parent company of Harbor Federal Savings Bank, announced today the signing of a definitive agreement under which Provident will acquire Harbor Federal.

       Harbor Federal operates nine offices in the City of Baltimore and the Counties of Baltimore and Anne Arundel in Maryland. At March 31, 2000, Harbor had total assets of $244 million and total deposits of $181 million.

     The acquisition enhances Provident Bank's market share in Maryland and builds upon the corporation's strategy to expand into attractive, existing and contiguous markets. Under the terms of the transaction, Provident will exchange 1.256 shares of its common stock for each share of Harbor common stock outstanding. Approximately two million shares are expected to be issued in the transaction. Provident will utilize repurchased shares for a portion of this transaction. The transaction is valued at approximately $32 million. The merger, which will be accounted for as a purchase, is expected to be completed in the third quarter of 2000.

     Provident Bankshares Corporation Chairman and Chief Executive Officer Peter M. Martin welcomed Harbor Federal to the Provident family. "This acquisition will extend our branch network and increase our already strong presence in the Baltimore metropolitan area. Additionally, the purchase allows us to add a branch in Anne Arundel County where we are already expanding with traditional and in-store locations. Provident will continue to look for other quality acquisitions as part of our business strategy to increase market share and enhance our value to shareholders."

     Provident Bank has already expanded into the Greater Washington area following the acquisition of First Citizens Financial Corporation in 1997. Provident's branches now stretch beyond Baltimore into Frederick, Montgomery and Prince George's Counties of Maryland as well as into Northern Virginia and southern Pennsylvania.

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     Harbor Federal President Robert N. Williams commented on
the acquisition. "We believe this transaction is a terrific opportunity for our shareholders and customers. The complementary strategies and markets of our two companies make this a natural fit and maximize Harbor shareholder value."

     Because of branch consolidations and expanded product base offerings, Provident anticipates cost savings opportunities.
Provident expects the merger to be accretive to earnings per share in 2001.

     TERMS OF THE MERGER

     Under the terms of the agreement, Harbor shareholders will receive a fixed exchange ratio of 1.256 shares of Provident common stock in exchange for each share of Harbor common stock, plus cash in lieu fractional shares. The transaction is expected to be tax-free to Harbor shareholders. The Merger Agreement is final and definitive. However, should the price of Provident's shares decline beyond a specified price and index, the transaction may be terminated unless Provident elects to increase the exchange ratio. The merger is subject to certain conditions, including the approval of Harbor's shareholders and regulatory approval.

     PRICING SUMMARY

     Price to normalized trailing 4Q earnings          14.8
     Price to 3/31/00 book value                       120%
     Premium to 5/02/00 Harbor market price             28%


     Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With more than $5.2 billion in assets, Provident serves individuals and businesses in the dynamic Baltimore-Washington corridor through a full range of financial services and a network of 87 offices in Maryland, Northern Virginia and southern York County, PA. Provident Bank offers related financial services through its wholly owned subsidiaries, including mortgages through Provident Mortgage Corp., mutual funds, annuities and insurance products through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com

================================================================
This news release contains certain forward looking statements about the proposed merger of Provident and Harbor. These statements include statements regarding the anticipated closing date of the transaction, anticipated cost savings, and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like
"believe,"   "expect,"  "anticipate,"  "estimate,"  and "intend"
or future or conditional verbs such as "will,"  "would,"
"should,"  "could"  or   "may."  Certain factors that could
cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Provident and Harbor, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Provident and Harbor are engaged, and changes in the securities markets.

Provident and Harbor will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the Securities and Exchange Commission (SEC). WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Provident will be available free of charge from the Secretary of Provident at 114 East Lexington Street, Baltimore, Maryland, 21202, telephone (410) 277-7000. Harbor will be available free of charge from the Secretary of Harbor at 705 York Road, Baltimore, Maryland, 21204, (410) 321-7041. READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Harbor and its directors may be soliciting proxies from Harbor shareholders in favor of the merger. Harbor's Board of Directors is composed of J. Kemp Roche, Gideon N. Stieff, Jr., Joseph J. Lacy, John H. Riehl, III, Lawrence W. Williams and Robert N. Williams. In addition, the following executive officers of Harbor may be soliciting proxies from Harbor shareholders in favor of the merger: Norbert J. Luken and Thomas
F. Costantini, Jr. None of these persons is the beneficial owner of more than 1% of the outstanding shares of Harbor common stock, except as follows: Mr. Stieff, 22,779 shares(1.37%); Mr. Lacy, 29,940 shares (1.80%); Mr. L. Williams, 33,559 shares (2.027%); Mr. R. Williams, 62,250 shares (3.74%); Mr. Luken,
67,867 shares (4.08%). These amounts do not include shares that may be acquired upon the exercise of outstanding stock options. Collectively, the directors and these executive officers of Harbor may be deemed to beneficially own 419,150 shares (25.187%) of Harbor's outstanding shares of common stock. This includes shares that may be deemed to be beneficially owned as a result of certain directors serving as trustees of certain benefit plans and shares that may be purchased pursuant to the exercise of stock options. This ownership information is as of March 31, 2000.